As filed with the Securities and Exchange Commission on August 28, 2012

Registration No. 333-179014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RNK GLOBAL DEVELOPMENT ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 101, No. 26 Wen Hua East Road, Huilongguan, Changpin District
Beijing, People’s Republic of China 102208
(86 10) 8405 3678

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jiangnan Huang
Suite 101, No. 26 Wen Hua East Road, Huilongguan, Changpin District
Beijing, People’s Republic of China 102208
(86 10) 8405 3678

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 Fax: (212) 407-4990	Andrew D. Hudders, Esq. Golenbock Eiseman Assor Bell & Peskoe LLP 437 Madison Avenue — 40th Floor New York, New York 10022 212-907-7300 (General) 212-754-0330 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 4 to Registration Statement on Form F-1 (No. 333-179014) is to file Exhibits 10.2, 99.1, 99.2 and 99.3. No other changes have been made to the Registration Statement on Form F-1. This Amendment No. 4 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s Amended and Restated Memorandum and Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provides for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

On February 16, 2011, we issued 833,333 pre-split ordinary shares to Michael Walas, our initial shareholder and founder, for consideration of $20,000. On June 13, 2011, we declared a stock split in the form of a dividend to Mr. Walas, by which we issued 1.29375 shares for each issued and outstanding ordinary share. On June 13, 2011, Mr. Walas transferred all of the Company’s issued and outstanding ordinary shares, for a purchase price of approximately $0.0139 per share, to the following founders: (i) Fanmoe LLC, an entity controlled by Robert Koltun, (ii) Remo Richli, (iii) Jiangnan Huang, (iv) Richard Propper, (v) Hakka Investment Partners, an entity controlled by Michael Walas and Mark Brewer, (vi) CCJL Partners, and (vii) Pan Star Trading Ltd. On March 20, 2012, we declared a second stock split in the form of a dividend to our founders in the amount of one and one-thirds (1 1/3) shares for each issued and outstanding ordinary share. On March 20, 2012, Fanmoe acquired an aggregate of 183,281 shares from our ther founders for an aggregate purchase price of $2,550.

As a result of the June 13, 2011 and March 20, 2012 stock splits and share transfers, we have an aggregate of 1,437,500 shares issued and outstanding that are held by our founders in the following amounts: (i) 889,062 shares by Fanmoe LLC, an entity controlled by Robert Koltun, (ii) 14,063 shares by Remo Richli, (iii) 37,500 shares by Jiangnan Huang, (iv) 28,125 shares by Richard Propper, (v) 237,983 shares by Hakka Investment Partners, an entity controlled by Michael Walas and Mark Brewer, (vi) 160,187 shares by CCJL Partners, and (vii) 70,580 shares by Pan Star Trading Ltd. Immediately prior to the consummation of this offering, the founders will exchange all 1,437,500 ordinary shares for their respective portion of 1,437,500 newly-issued Series A Shares. We will redeem up to 187,500 of the founders’ shares for no consideration to the extent the underwriters do not exercise the over-allotment option in full. Such shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, as they were sold to our officers and directors or their affiliates, each of whom was involved in our formation. No underwriting discounts or commissions were paid with respect to such securities.

Immediately prior to the consummation of this offering, the founders and their designees will purchase an aggregate of 4,616,667 warrants and the underwriters and their designees have agreed to purchase 666,666 warrants (an aggregate of 5,283,333 placement warrants) for an aggregate purchase price of $1,585,500, or $0.30 per warrant. Each warrant entitles its holder to purchase one ordinary share for a price of $8.00, and is exercisable commencing on the later of (i) one (1) year after the date that this registration statement is declared effective by the SEC, and (ii) the consummation of our initial acquisition transaction, and ending five years after the date that this registration statement is declared effective by the SEC. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to our officers and directors. No underwriting discounts or commissions were paid with respect to such securities.

Concurrently with the closing of this offering, we will sell to Chardan Capital Markets, LLC, the representative of the underwriters or its designees, for an aggregate of $100, an option to purchase 500,000 units (an amount which is equal to 10% of the total number of units sold in this offering), for $9.60 per unit, with each unit comprised of one ordinary share and one warrant. The units issuable upon exercise of this option are identical to those offered by this prospectus, except that the warrants underlying the unit purchase option will not be redeemable by us. The unit purchase option will be exercisable at any time, in whole or in part, from the later of (i) the consolidation of each series of our ordinary shares into one class of ordinary shares after consummation of an acquisition transaction or post-acquisition tender offer, as the case may be, or (ii) [_______] [six months from the effective date of the registration statement of which this prospectus forms a part], and expiring on the earlier of [_______] [five years from the effective date of the registration statement of which this prospectus forms a part] and the day immediately prior to the day on which we and all of our successors have been dissolved, at a price per unit of $9.60 (120% of the public offering price). The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to the underwriters in our initial public offering. No underwriting discounts or commissions were paid with respect to such securities.

Item 8. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1†	Memorandum and Articles of Association
3.2†	Amended and Restated Memorandum of Association
3.3†	Amended and Restated Articles of Association
4.1†	Specimen Unit Certificate
4.2†	Specimen Series A Share Certificate
4.3†	Specimen Series B Share Certificate
4.4†	Specimen Series C Share Certificate
4.5†	Specimen Public Warrant Certificate
4.6†	Specimen Placement Warrant Certificate
4.7†	Form of Warrant Agreement
4.8*	Form of Unit Purchase Option
5.1†	Form of Opinion of Conyers Dill & Pearman, British Virgin Islands counsel to the Registrant
5.2†	Form of Opinion of Loeb & Loeb LLP
8.1†	Form of Loeb & Loeb LLP Tax Opinion
10.1†	Form of Letter Agreement by and among the Registrant, Chardan Capital Markets, LLC and the founders
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant
10.3†	Form of Securities Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Founders
10.4†	Form of Services Agreement between the Registrant and Chardan Capital Markets, LLC
10.5†	Form of Registration Rights Agreement among the Registrant and the Founders
10.6†	Form of Placement Warrant Purchase Agreement between the Registrant and the founders
10.7†	Promissory Note, dated February 15, 2011, issued by the Registrant to Royale Capital Investment, LLC, as amended
10.8†	Promissory Note, dated December 21, 2011, issued by the Registrant to RNK Global Acquisition Corp.
10.9†	Promissory Note, dated January 5, 2012, issued by the Registrant to Robert Koltun
10.10†	Promissory Note, dated March 2, 2012, issued by the Registrant to Richard Propper
10.11†	Promissory Note, dated March 13, 2012, issued by the Registrant to Richard Propper
23.1†	Consent of RBSM LLP
23.2†	Consent of Conyers Dill & Pearman, British Virgin Islands counsel to the Registrant (included in Exhibit 5.1)
23.3†	Consent of Loeb & Loeb LLP counsel to the Registrant (included in Exhibit 5.2)
24†	Power of Attorney
99.1	Audit Committee Charter
99.2	Compensation Committee Charter
99.3	Governance and Nominating Committee Charter

*	To be filed by Amendment.
†	Previously filed.

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(b)  The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(e)  The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on August 28, 2012.

RNK GLOBAL DEVELOPMENT ACQUISITION CORP.
By: /s/ Robert Koltun Name: Robert Koltun Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Robert Koltun Robert Koltun	Chief Executive Officer and Director (principal executive officer)	August 28, 2012
/s/ Remo Richli* Remo Richli	Chief Financial Officer and Director (principal financial and accounting officer)	August 28, 2012
/s/ Jiangnan Huang* Jiangnan Huang	Secretary and Director	August 28, 2012
/s/ Mark Brewer Mark Brewer	Director	August 28, 2012
*By: /s/ Robert Koltun Robert Koltun, Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of RNK Global Development Acquisition Corp., has signed this registration statement or amendment thereto in New York, New York on August 28, 2012.

Authorized U.S. Representative
By /s/ Robert Koltun Robert Koltun